PRESS RELEASE

 Esther Lee Appointed to Clorox Board

OAKLAND, Calif., Aug. 19, 2013 – The Clorox Company (NYSE: CLX) today announced the election of Esther Lee to its board of directors.

“Throughout her career, Esther has championed brand innovation and creative excellence as key drivers of shareholder value,” said Bob Matschullat, lead director. “As one of the top leaders in brand marketing and advertising, she brings tremendous expertise in global brand management and creative strategy to the Clorox board. Esther is an outstanding addition to our board.”

Esther Lee (54) serves as senior vice president – brand marketing, advertising and sponsorships for AT&T. Ms. Lee oversees all brand marketing, advertising creative and media strategy for AT&T, the world’s largest telecommunications company, as well as the integration of brand leadership into the company’s business strategies. Before joining AT&T in 2009, she served as chief executive officer – North America and president – global Brands for Euro RSCG Worldwide. In that position, she was responsible for managing the network’s 23 North American marketing and advertising services companies and 42 global brands. Previously, she served five years as global chief creative officer for The Coca-Cola Company where she drove creative strategy and development of fully-integrated campaigns for the company’s global brands.

Additional information about The Clorox Company board of directors can be found at http://www.thecloroxcompany.com/corporate-responsibility/performance/corporate-governance/board-of-directors/

The Clorox Company

The Clorox Company is a leading multinational manufacturer and marketer of consumer and professional products with approximately 8,400 employees and fiscal year 2013 revenues of $5.6 billion. Clorox markets some of the most trusted and recognized brand names, including its namesake bleach and cleaning products, Clorox Healthcare™, HealthLink®, Aplicare® and Dispatch® products, Green Works® naturally derived products, Pine-Sol® cleaners, Poett® home care products, Fresh Step® cat litter, Glad® bags, wraps and containers, Kingsford® charcoal, Hidden Valley® and KC Masterpiece® dressings and sauces, Brita® water-filtration products, and Burt's Bees® and gud® natural personal care products. Nearly 90 percent of the company's brands hold the No. 1 or No. 2 market share positions in their categories. Clorox's commitment to corporate responsibility includes making a positive difference in its communities. In fiscal year 2013, The Clorox Company Foundation awarded $4.1 million in cash grants, and Clorox made product donations valued at nearly $10 million. For more information, visit TheCloroxCompany.com.

Media relations

Laura Young 510-271-2126, laura.young@clorox.com
Aileen Zerrudo 510-271-3075, aileen.zerrudo@clorox.com

Investor relations

Lisah Taylor 510-271-3269, lisah.taylor@clorox.com
Steve Austenfeld 510-271-2270, steve.austenfeld@clorox.com